006 Putnam Vista Fund attachment
01/31/05 Semi

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005, Putnam Management
has assumed $100,747 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


74U1 (000s omitted)

Class A		208,098
Class B		76,511
Class C		4,426

74U2 (000s omitted)

Class M		4,868
Class R		17
Class Y		26,038

74V1

Class A		9.29
Class B		8.15
Class C		8.89

74V2

Class M		8.66
Class R		9.26
Class Y		9.64